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                               LASERTECHNICS, INC.

                    RESOLUTION ADOPTED BY BOARD OF DIRECTORS
             ON 25 SEPTEMBER 1995 CREATING AND AUTHORIZING SERIES B
                           CONVERTIBLE PREFERRED STOCK
               OUT OF THE CORPORATION'S AUTHORIZED PREFERRED STOCK

         RESOLVED, that there is hereby created from the authorized preferred stock a class of convertible preferred stock known as "Series B Convertible Preferred Stock," consisting of 1,500,000 shares, no par value, which shall have the rights, duties and preferences set forth in Exhibit I-B attached hereto.


                                   EXHIBIT B
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                               LASERTECHNICS, INC.

           SERIES B CONVERTIBLE PREFERRED STOCK OF LASERTECHNICS, INC.
                          (1,500,000 SHARES AUTHORIZED)
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         The rights, duties and preferences of Series A Convertible Preferred
Stock are as follows:

         (a) Stated value per share of $1.30;

         (b) Cumulative dividends payable on stated value per share:

             RATE          PERIOD
             ----          ------
             0%            Through 31 Dec. 95
             5%            1 Jan 96 through 31 March 96
             7-1/2%        1 April 96 through 30 June 96
             10%           1 July 96 and thereafter

         (c) Dividends payable within 15 days following the end of each calendar quarter commencing 31 Dec. 95;

         (d) Dividends payable in cash or in additional shares of such preferred stock at the option only of the Company through 30 June 96 and thereafter dividends payable in cash or in additional shares of such preferred stock at the option only of stockholder;

         (e) Any dividends paid in kind on such preferred stock valued on basis of stated value per share;

         (f) Each share of such preferred stock shall be convertible into a share of common stock on a one for one basis at any time at the option of stockholder;

         (g) A preference over all common stock of the Company in any liquidation and/or dissolution of the Company equal to the stated value of all such shares of preferred stock outstanding at the time thereof plus accrued dividends; and

         (h) All such shares of preferred stock are redeemable by the Company at their stated value plus accrued dividends at any time without penalty subject to stockholder's right to convert to common stock for 10 business days following receipt of Company's notice of redemption.

         (i) All such shares of preferred stock are entitled to vote as if converted into common stock except upon matters as to which such preferred stock is entitled by law to vote as a separate class.


                                   EXHIBIT I-B